Exhibit 99.1

Rightscorp’s Proprietary Copyright Infringement Solution Highlighted in Feature Story in Ars Technica

Santa Monica, Calif. - June 6, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it has been profiled in Ars Technica, a technology, news and information website with 6.9 million average unique monthly visitors and 39.4 million average monthly page views, with its featured article titled, “You could be liable for $150k in penalties—settle instead for $20 per song.”

The article by Joe Mullin gives background details on Rightscorp, how the Company works, and how it addresses the copyright infringement problem with its unique solution. Rightscorp is able to identify repeat infringers even if their IP addresses are changed due to its proprietary method of identifying users. The article goes into more detail about copyright holders vs. ISPs and the current market.

Additionally, the article sheds light on an alternative method to Rightscorp’s solution, a “six strikes” system, which Rightscorp feels is insufficient to reign in the problem. Rightscorp’s patent pending solution identifies repeat offenders and forwards notification and a settlement offer to the offender’s ISP. Under the Digital Millennium Copyright Act (DMCA), ISPs are legally obligated to take some form of action to curtail repeat infringers on their systems. If an ISP does nothing after being notified, it could be liable for up to $150,000 per infringement as it loses “safe harbor” under the DMCA and subjects itself to third party liability.

Mullin mentions that the Company is small “but it’s growing fast” and its increase of revenue from $100,000 in 2012 to $324,016 in 2013 has Rightscorp “on pace to blow that record away again.” Mullin states, “In any case, many Internet users who don’t know the name of Rightscorp may be learning it soon.”

Christopher Sabec, CEO of Rightscorp, commented, “We are very pleased with the coverage that we received from Ars Technica and the way they explained our business model. Rightscorp has a streamlined solution in place that is extremely effective and cannot be duplicated because of our unique technology. Rightscorp is on the cusp of making significant strides in the copyright infringement marketplace as we move to the forefront as the ideal solution for copyright holders.”

The full article can be accessed by using this link: http://arstechnica.com/tech-policy/2014/06/meet-rightscorp-the-internets-new-for-profit-copyright-cop/

About Ars Technica

Ars Technica is a technology news and information website that publishes news, reviews and guides on topics relating to computer hardware and software, science, technology policy, and video games. Ars Technica is an asset owned by Condé Nast Digital, the online division of Condé Nast Publications and included in their Wired Digital group, which also includes Wired News and, formerly, Reddit.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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